Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

As independent petroleum and natural gas consultants, we hereby consent to the reference of our name in the Form 10K for the year ending December 31, 2005 of PDC 2003-B (the "Partnership"). We have no interest of a substantial or material nature in the Partnership or in any affiliate. We have not been employed on a contingent basis, and we are not connected with the Partnership or any affiliate as a promoter, underwriter, voting trustee, director, officer, employee, or affiliate.

/s/ D. Randall Wright

By:	D. Randall Wright
President

Wright & Company, Inc.
Brentwood, Tennessee
February 5, 2010